Exhibit 99.1

NEWS RELEASE

Pacira Pharmaceuticals, Inc. Reports Third Quarter EXPAREL Revenue of

$50.2 Million and Third Quarter 2014 Results

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., October 30, 2014 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today provided updates on the success of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States and announced consolidated financial results for the third quarter ended September 30, 2014.

“The third quarter marked another period of consistent growth for EXPAREL across a broad array of surgical procedures,” said Dave Stack, president, chief executive officer and chairman of Pacira.  “We believe that this quarter-over-quarter traction continues to underscore the marketplace need for an alternative to opioid-based therapies for managing postsurgical pain.  Over the next couple of quarters, we expect several important data sets will be presented which demonstrate the value of postsurgical pain control with reduced opioids to improve patient care.  As we prepare for a potential nerve block indication, we are excited by the prospect of new EXPAREL opportunities to replace catheter-based pain management strategies and to provide another option for improved patient care.”

Recent Highlights

•                  EXPAREL Commercialization: EXPAREL net product sales were $50.2 million in the third quarter of 2014, compared to $20.0 million in the third quarter of 2013 and up 12 percent from $44.9 million in the second quarter of 2014.

Third Quarter 2014 Financial Results

•                  Total revenues were $52.0 million, compared to $23.3 million in the third quarter of 2013.

•                  Total operating expenses were $53.0 million, compared to $36.1 million in the third quarter of 2013.

•                  Net loss was $3.0 million, or $0.08 per share (basic and diluted), compared to $14.8 million, or $0.44 per share (basic and diluted), in the third quarter of 2013.

•                  Non-GAAP net income was $5.7 million, or $0.16 per share (basic) and $0.14 per share (diluted), compared to a non-GAAP net loss of $10.0 million, or $0.30 per share (basic and diluted), in the third quarter of 2013.

•                  Pacira ended the third quarter of 2014 with cash and cash equivalents, restricted cash, short-term investments and long-term investments (“cash”) of $176.1 million.

•                  Pacira had approximately 35.9 million weighted average shares of common stock outstanding in the third quarter of 2014.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Thursday, October 30, 2014, at 9 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) fifteen minutes prior to the start of the call and providing the Conference ID 2794612.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 2794612. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), non-GAAP net income (loss), because such measures exclude stock-based compensation, loss on early extinguishment of debt and other non-cash charges. These measures supplement our financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP net income (loss) measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See a reconciliation of non-GAAP net income (loss) to GAAP net loss below.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with a 45% decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans and expectations regarding EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of

EXPAREL, including for nerve block and the related timing and success of an sNDA; the adverse effects and impacts of FDA warning letters; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical studies in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; our and Patheon’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$151,557	$73,785
Accounts receivable, net	20,517	14,590
Inventories	23,662	15,557
Prepaid expenses and other current assets	3,504	2,819
Total current assets	199,240	106,751
Long-term investments	24,527	—
Fixed assets, net	56,148	48,182
Goodwill	22,048	10,328
Intangibles, net	483	1,157
Other assets	2,948	3,402
Total assets	$305,394	$169,820
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,747	$3,069
Accrued expenses	23,383	17,885
Convertible senior notes (*)	102,065	98,961
Current portion of royalty interest obligation	602	1,020
Current portion of deferred revenue	1,426	1,008
Total current liabilities	135,223	121,943
Royalty interest obligation	—	226
Deferred revenue	9,864	3,212
Other liabilities	5,235	3,190
Total stockholders’ equity	155,072	41,249
Total liabilities and stockholders’ equity	$305,394	$169,820

(*) The convertible senior notes are contractually due in 2019. However, because of certain conditions that were met during the three months ended September 30, 2014, the note holders can convert any time during the quarter ending December 31, 2014.

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Net product sales	$50,920	$22,408	$132,697	$49,520
Collaborative licensing and development revenue	357	243	930	729
Royalty revenue	771	608	2,249	1,737
Total revenues	52,048	23,259	135,876	51,986

Operating expenses:
Cost of goods sold	20,391	14,791	58,472	36,396
Research and development	4,425	5,962	14,844	16,724
Selling, general and administrative	28,217	15,320	75,643	42,336
Total operating expenses	53,033	36,073	148,959	95,456
Loss from operations	(985)	(12,814)	(13,083)	(43,470)

Other (expense) income:
Interest income	134	62	237	207
Interest expense	(2,037)	(1,892)	(6,222)	(5,325)
Loss on early extinguishment of debt	—	—	—	(3,398)
Royalty interest obligation	(73)	(132)	(330)	(379)
Other, net	(43)	(8)	(120)	(30)
Total other expense, net	(2,019)	(1,970)	(6,435)	(8,925)
Loss before income taxes	(3,004)	(14,784)	(19,518)	(52,395)
Income tax benefit	—	—	—	442
Net loss	$(3,004)	$(14,784)	$(19,518)	$(51,953)

Net loss per share:
Basic and diluted net loss per common share	$(0.08)	$(0.44)	$(0.56)	$(1.57)
Weighted average common shares outstanding:
Basic and diluted	35,943	33,360	35,039	33,051

Pacira Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

GAAP net loss	$(3,004)	$(14,784)	$(19,518)	$(51,953)

Non-GAAP adjustments:
Stock-based compensation	7,686	3,777	17,199	8,227
Loss on early extinguishment of debt	—	—	—	3,398
Non-cash debt discount amortization	1,035	1,035	3,104	2,924
Total Non-GAAP adjustments	8,721	4,812	20,303	14,549

Non-GAAP net income (loss)	$5,717	$(9,972)	$785	$(37,404)

GAAP basic and diluted net loss per common share	$(0.08)	$(0.44)	$(0.56)	$(1.57)

Non-GAAP basic net income (loss) per common share	$0.16	$(0.30)	$0.02	$(1.13)
Non-GAAP diluted net income (loss) per common share	$0.14	$(0.30)	$0.02	$(1.13)

Weighted average common shares outstanding - basic	35,943	33,360	35,039	33,051
Weighted average common shares outstanding - diluted	41,554	33,360	40,379	33,051